Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
NII Holdings, Inc. (Debtor-in-Possession):
We consent to the incorporation by reference in the registration statement (No. 333-190473) on Form S-8 of NII Holdings, Inc. of our reports dated March 10, 2015, with respect to the consolidated balance sheet of NII Holdings, Inc. (Debtor-In-Possession) and subsidiaries (the Company) as of December 31, 2014, and the related consolidated statements of comprehensive loss, changes in stockholders’ (deficit) equity, and cash flows for the year then ended, the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10‑K of the Company.
Our report dated March 10, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness was identified at the Company’s reportable segment in Brazil (Nextel Brazil) related to the failure to establish an effective control environment and monitoring activities, including an organizational structure with sufficiently trained resources where supervisory roles, responsibilities and monitoring activities are aligned with the Company’s financial reporting objectives. Further, Nextel Brazil did not maintain effective operation of process level controls, including reconciliation and management review controls.
Our report dated March 10, 2015, on the consolidated financial statements, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a net capital deficiency, and filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
McLean, Virginia
March 10, 2015